Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
Email: llbonacorsi@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

Beverley A. Babcock Appointed to Olin’s Board of Directors

CLAYTON, MO, June 10, 2019 – Olin Corporation (NYSE: OLN) announced today that Beverley A. Babcock, 58, was appointed as a new director by Olin’s Board of Directors to serve on Olin’s Board effective June 14, 2019.

Ms. Babcock retired in May 2018 from her position as Senior Vice-President, Finance and Administration and Controller of Imperial Oil Limited (a publicly-held Canadian petroleum company with 69.6% ownership by ExxonMobil Corporation), a position she held since September 2015. Prior to that, Ms. Babcock served as Vice President, Corporate Financial Services from 2013 to 2015; as Assistant Controller, Corporate Accounting Services from 2011 to 2013; and in various other senior leadership positions from 1998 to 2013, all at ExxonMobil Corporation (an international oil and gas company). Prior to those roles, Ms. Babcock held several downstream and upstream accounting and internal audit positions at Imperial Oil Limited. Earlier in her career, she was an Auditor at Clarkson Gordon, which became part of Ernst & Young. Ms. Babcock is a member of the Chartered Professional Accountants of Canada. She earned a bachelor’s degree from Queen’s University in Kingston, Ontario, Canada, and a Master of Business Administration degree from McMaster University in Hamilton, Ontario, Canada.

John E. Fischer, Olin’s Chairman, President and Chief Executive Officer, said, “We are delighted to welcome a director of Beverley’s caliber to Olin’s Board. Given her extensive global experience in financial, accounting and treasury management along with her industry knowlege, I am confident she will be a valuable addition to Olin’s Board, and we look forward to her input and counsel.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

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